Filed pursuant to Rule 433(d)

Registration Nos. 333-208068 and 333-208068-02

FINAL TERM SHEET, dated July 19, 2016

$755,210,000

John Deere Owner Trust 2016-B

Issuing Entity

$243,600,000              Class A-1              0.64000% Asset Backed Notes

$221,000,000              Class A-2              1.09% Asset Backed Notes

$220,000,000              Class A-3              1.25% Asset Backed Notes

$  70,610,000              Class A-4              1.49% Asset Backed Notes

John Deere Receivables, Inc., Seller and Depositor

John Deere Capital Corporation, Sponsor and Servicer

	Class A-1 Notes(1)	Class A-2 Notes(1)	Class A-3 Notes(1)	Class A-4 Notes(1)

Principal Amount	$243,600,000	$221,000,000	$220,000,000	$70,610,000

Per Annum Interest Rate	0.64000%	1.09%	1.25%	1.49%

Final Scheduled Payment Date	August 15, 2017	February 15, 2019	June 15, 2020	May 15, 2023

Initial Public Offering Price	100.00000%	99.99390%	99.99204%	99.97521%

Ratings (Moody’s/Fitch)	P-1(sf)/F1+sf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf	Aaa(sf)/AAAsf

Payment Date	Monthly, beginning September 15, 2016 (subject to the business day convention)	Monthly, beginning September 15, 2016 (subject to the business day convention)	Monthly, beginning September 15, 2016 (subject to the business day convention)	Monthly, beginning September 15, 2016 (subject to the business day convention)

Weighted Average Life(2)	0.35	1.11	2.16	3.04

CUSIP	47788N AA6	47788N AB4	47788N AC2	47788N AD0

(1)	Subject to the considerations set forth in the preliminary prospectus, the Notes are generally eligible for purchase by or on behalf of employee benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended, and other similar retirement plans and arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended.
(2)	Pricing speed: 16% CPR (with a 10% clean-up call).

Trade Date:	July 19, 2016.
Expected Settlement Date:	July 27, 2016.
Initial Note Value:	$774,572,916 (discount rate: 4.25%)
Certificate Principal Amount:	$19,362,916
Initial Reserve Account Deposit:	$7,745,729
Specified Reserve Account Balance:	$7,745,729

RBC Capital Markets	Barclays	Citigroup

HSBC	MUFG

The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing entity, and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-375-6829.

This free writing prospectus does not contain all information that is required to be included in the prospectus.